Turtle Beach Corporation
Conflict Minerals Report
For the reporting period from January 1, 2017 to December 31, 2017

Turtle Beach Corporation (herein referred to as the “Company,” “Turtle Beach,” “we,” “us,” or “our”), headquartered in San Diego, California, is the market share leader in gaming headsets and has been an innovator in premier audio technology for over 40 years. The Turtle Beach® brand is a highly regarded provider of feature-rich headset solutions for use across multiple platforms, including video game and entertainment consoles, handheld consoles, personal computers, tablets and mobile devices. In addition to its gaming headset business, the Company acquired and developed an innovative and patent-protected sound technology that delivers immersive, directional audio called HyperSound®.

This Conflict Minerals Report (the “Report”) of Turtle Beach has been prepared pursuant to Rule 13p-1 (the “Rule”) and Form SD promulgated under the Securities Exchange Act of 1934, as amended, for the year ended December 31, 2017.

The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products for which the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals are columbite-tantalite (coltan), cassiterite, gold, and wolframite, including their derivatives, which are limited to tantalum, tin, and tungsten (the “Conflict Minerals”). The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo (the “DRC”) and countries that share an internationally recognized border with the DRC (the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia, and Angola). As described in this Report, certain of our operations contract to manufacture products for which certain Conflict Minerals are necessary to the functionality or production of those products.

Description of the Products Covered by this Report

This Report relates to products we contracted to be manufactured in calendar year 2017 with respect to which: (i) Conflict Minerals were necessary to the functionality or production of that product, (ii) we have been unable to conclude that such Conflict Minerals are derived from scrap or recycled materials and (iii) we have been able to conclude such Conflict Minerals originated in the Covered Countries.

These products, which are referred to in this Report as the “Covered Products,” are the following:

•	Headsets;

•	Tactical audio controllers; and

•	Audio amplifiers.

RCOI and Due Diligence Process

We have conducted a good faith reasonable country of origin inquiry (“RCOI”) regarding the Conflict Minerals used in the Covered Products. This good faith RCOI was designed to determine whether any of the Conflict Minerals originated in the Covered Countries and whether any of the Conflict Minerals may be from recycled or scrap sources. We also exercised due diligence on the source and chain of custody of the Conflict Minerals. Our due diligence procedures were based on the framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High -Risk Areas (the “OECD Guidance”).

As part of our RCOI, we surveyed all of our manufacturing partners who assemble our Covered Products using a variation of the Conflict Minerals Reporting Template developed by the Responsible Minerals Initiative, formerly the Conflict-Free Sourcing Initiative, and the Global e-Sustainability Initiative. The survey was designed to enable us to assess whether the Conflict Minerals used in our Covered Products were from recycled or scrap sources or originated in the Covered Countries. Our supply chain with respect to the Covered Products is complex, and there are many third parties in the supply chain between our manufacturing partners and the original sources of the Conflict Minerals. We do not purchase Conflict Minerals directly from mines, smelters, or refiners. Accordingly, we must rely on our manufacturing partners to provide information regarding the origin of Conflict Minerals that are included in the Covered Products to determine whether the Conflict Minerals benefited armed groups. We believe that our manufacturing partners are best suited to identify the smelters and refiners of the Conflict Minerals that source the Conflict Minerals, and we believe we have identified the smelters and refiners in our supply chain by obtaining or seeking to obtain information from our manufacturing partners.

Our due diligence process was designed to assist with the development of a responsible supply chain for minerals from conflict areas, as outlined in the OECD Guidance, and facilitate compliance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The steps we have taken, include, but are not limited, to the following:

•	Contacted our manufacturing partners and explained the Rule; and

•
Soliciting survey responses from our manufacturing partners for relevant suppliers of components of the Covered Products, using the Conflict Minerals Reporting Template developed by the Responsible Minerals Initiative.

All manufacturing partner responses were reviewed in detail, and, where the information provided by a manufacturing partner appeared to be outdated, incomplete, incorrect or not trustworthy, follow-up inquiries were made to obtain the current, complete, correct and trustworthy information. Based on our in-house assessment, we concluded that all 3 of our manufacturing partners utilized components that potentially contained Conflict Minerals that were not from scrap or recycled sources. We surveyed the in-scope manufacturing partners and achieved a 100% response rate, with 66.67% (or two) of the respondents reporting that the materials they sell to us do not contain Conflict Minerals from Covered Countries. To date, none of our manufacturing partners have provided us with smelter lists. However, one of our manufacturing partners did provide us with the Form SD and accompanying conflict minerals report that was filed with the SEC by a manufacturer of components used in some of our Covered Products. The Form SD from the component manufacturer provided a smelter list for the relevant components in our Covered Products. Each of the listed smelters that are in the supply chain of the components in the Covered Products is also listed on the Responsible Mineral Initiative’s “conformant smelter” list.

Notwithstanding our efforts, we have been unable to obtain sufficient information to identify the names and locations of all of the smelters or other sources of the Conflict Minerals used. We are, however, still working closely with our manufacturing partners to do so and intend to continue to engage with our manufacturing partners to obtain complete, correct and trustworthy information about the supply chain to verify the sources of any Conflict Minerals used in the Covered Products. Additionally, we are working toward adopting a company policy for the supply chain of minerals originating from conflict-affected areas. We are also educating our engineering and design teams about the requirements of the Rule and the impact on component selection to aid with on-going risk assessment, as well as standard operating procedures for new component selection (when the component is specifically directed by Turtle Beach) to ensure we capture the necessary information to comply with the filing requirements under the Rule.

This report has not been subjected to an independent private sector audit because such an audit is not required.

Forward-Looking Statements
This Report includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and such forward-looking statements involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements relating to the Company’s intention to enhance its efforts to obtain complete, correct and trustworthy information regarding its supply chain and to verify sources of the Conflict Minerals used in the Covered Products. These statements are subject to various risks, uncertainties and other factors, including, among other matters, the Company’s suppliers’ responsiveness and cooperation with the Company’s due diligence efforts, the Company’s ability to identify and mitigate risks in its supply chain, whether smelters and refiners and other market participants responsibly source conflict minerals, political and regulatory developments in the Covered Countries, the United States or elsewhere, and whether industry organizations and initiatives remain effective as a source of external support to us in the conflict minerals compliance process. Forward-looking statements are based on management’s current views, beliefs and expectations of future events based on certain assumptions. Forward-looking statements are not guarantees of future performance. We assume no obligation to revise or update any forward-looking statements for any reason, except as required by law. Subsequent events may affect our future determinations under the Rule.